Corindus Vascular Robotics, Inc. 8-K

Exhibit 99.1

Corindus Reports Fourth Quarter and Full Year 2018 Results

Submitted Neurovascular Indication Marking Important Step toward Addressing Stroke Market;
Raised $19.8 Million to Fund Ongoing Innovation

WALTHAM, Mass.—March 12, 2019 - Corindus Vascular Robotics, Inc. (NYSE American: CVRS), a leading developer of precision vascular robotics, today reported financial results for its fourth quarter and year ended December 31, 2018.

Recent Financial Highlights and Business Accomplishments:

●	Revenue totaled $4.7 million during the fourth quarter and $10.8 million for the full year 2018, an increase of 12% over the fourth quarter and full year of 2017;

●	Sold 522 cassettes in the quarter, an increase of 15% year-over-year;

●	Successfully conducted the world’s first in-human telerobotic coronary intervention using CorPath® GRX;

o	Dr. Tejas Patel, Chairman and Chief Interventional Cardiologist of the Apex Heart Institute in India, conducted five percutaneous coronary intervention (PCI) procedures from a distance of approximately 20 miles;

o	Success of the study paves the way to begin commercial product development for use of the CorPath System in remote interventions and potentially expand the Company’s robotic platform to address stroke care;

●	Expanded the company’s global footprint to include multiple systems in India and the Middle East and one in Singapore; preparing to launch programs in Japan and Australia; and received an order in Q1 2019 for the first system to be installed in Europe at the Clinique Pasteur in Toulouse, France;

●	Submitted for premarket clearance with the U.S. Food & Drug Administration (FDA) for neurovascular intervention indication for CorPath GRX;

o	Upon successful FDA clearance, CorPath GRX would become the world’s first and only robotic platform indicated for use in PCI, percutaneous vascular intervention (PVI) and neurovascular intervention (NVI);

●	Preparing to submit the next wave of procedural automation in the technIQ™ Series to the FDA for clearance, with plans to submit early 2019;

●	Raised an aggregate amount of $19.8 million in gross proceeds in a private placement with a large institutional investor and existing investors in Q1 2019; and,

●	Advanced partnership discussions to co-develop and commercialize a neurovascular robotic platform with remote capabilities.

“2019 is poised to be another significant year for Corindus. The successful completion of the world’s first-in-human remote robotic PCI procedure in India in December represents an exciting milestone for the future of our technology. Doctors around the world are embracing the technology and its life-saving potential for patients with limited access to care. Physicians increasingly understand that building clinical knowledge and expertise in robotics is a prerequisite to telerobotic intervention. As a result, we expect to see continued positive momentum and have seen a shortening of the sales cycle from initial discussion to installation of our robotic platform. Through the expansion of existing programs in the U.S., increased utilization and the broadening of our global footprint, we believe we are on the right path to serve patients and build shareholder value,” said Mark Toland, President and Chief Executive Officer.

“Moreover, we have advanced our neurovascular work and look forward to receiving clearance from the FDA for the neurovascular indication for the CorPath GRX. We believe our technology has the potential to address the large unmet need and transform the standard of care for stroke patients, where access is limited and time to treatment is critical. We expect the private placement we recently completed, along with the potential strategic partnership we are pursuing to provide us with the added financial flexibility to bring this indication to market,” added Toland.

Fourth Quarter 2018 Financial Results

Revenue for the fourth quarter of 2018 totaled $4.7 million, compared to $4.2 million in the same period of the prior year. During the quarter, Corindus installed six new CorPath GRX Systems and one system upgrade, increasing the installed base of CorPath GRX to 52 systems.

Gross profit for the fourth quarter of 2018 totaled $1.9 million, compared to $1.2 million in the same period of the prior year.

Selling, general and administrative expenses totaled $6.6 million for the fourth quarter of 2018, compared to $7.2 million in the fourth quarter of 2017.

Research and development expenses totaled $2.6 million for the fourth quarter of 2018, compared to $2.0 million in the fourth quarter of 2017.

Net loss totaled $7.4 million for the fourth quarter of 2018, compared to a net loss of $8.0 million in the fourth quarter of 2017.

2018 Financial Results

Revenue for 2018 totaled $10.8 million compared to $9.7 million in 2017.

Gross profit totaled $2.1 million in 2018 compared to $0.4 million in 2017.

Selling, general and administrative expenses totaled $27.3 million in 2018, compared to $24.8 million in 2017.

Research and development expenses were $8.8 million in 2018, compared to $9.5 million in 2017.

Net loss was $35.0 million in 2018 compared to a net loss of $34.1 million in 2017.

Liquidity

Cash and cash equivalents as of December 31, 2018 were $23.8 million. In Q1 2019, Corindus completed a private placement, raising an aggregate amount of $19.8 million in gross proceeds.

Webcast and Conference Call Information

Management will host a conference call and webcast today beginning at 4:30pm ET to discuss financial results and recent business developments.

Investors interested in listening to the conference call may do so by dialing (833) 286-5802 (for domestic callers) or (647) 689-4447 (for international callers), using Conference ID: 5572188. To listen to a live webcast, please visit the "Investor Relations" section of the Company’s website at: www.corindus.com.

Following the call, a replay will be available on the Investor Relations section of the Company’s website.

About Corindus Vascular Robotics, Inc.

Corindus Vascular Robotics, Inc. is a global technology leader in robotic-assisted vascular interventions. The Company’s CorPath® platform is the first FDA-cleared medical device to bring robotic precision to percutaneous coronary and vascular procedures. CorPath GRX is the second-generation robotic-assisted technology offering enhancements to the platform by adding important key upgrades that increase precision, improve workflow, and extend the capabilities and range of procedures that can be performed robotically. We are focused on developing innovative robotic solutions to revolutionize treatment of emergent conditions by providing specialized and timely medical care to patients around the world. For additional information, visit www.corindus.com, and follow @CorindusInc.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Corindus to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that includes terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking. Forward-looking statements may include comments as to Corindus’ beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Corindus’ control.

Examples of such statements include statements regarding or such as:

●	That the success of the world’s first in-human telerobotic coronary intervention paves the way to begin commercial product development for use of the CorPath System in remote interventions and potentially expand the Company’s robotic platform to address stroke care;
●	The ability to commercialize the CorPath System for remote interventions;
●	The launch of programs in Japan and Australia and the placement of systems in Europe and the timing of such placements;
●	The clearance of and timing of our planned neurovascular FDA submission;
●	The planned submission of procedural automation in the technIQTM Series and the timing of such submission;
●	Our ability to enter into a partnership to co-develop and commercialize a neurovascular robotic platform with remote capabilities;
●	The shortening of the sales cycle;
●	The advancement of our remote vascular robotic technology;
●	The potential for remote vascular robotic technology to revolutionize treatment times for patients suffering from stroke and heart attacks;
●	Beginning to see traction in revenue and utilization; and
●	That the private placement we recently completed, along with a potential strategic partnership, would provide us with the added financial flexibility to bring this indication to market.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are described in the sections titled "Risk Factors" in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, including, but not limited to the following: our ability to expand our technology platform and achieve the advances necessary for telestenting and remote procedures, including in humans; our ability to expand our technology platform for use in other segments of the vascular intervention market, including neurointerventional and other more complex cardiac interventions; obtaining necessary regulatory approvals for the use on humans and marketing of our products in the United States and in other countries, including for stroke and other neurovascular interventions; the rate of adoption of our CorPath System and the rate of use of our cassettes; risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; our need for additional funds to support our operations; our ability to manage expenses and cash flow; factors relating to engineering, regulatory, manufacturing, sales and customer service challenges; potential safety and regulatory issues that could slow or suspend our sales; and the effect of credit, financial and economic conditions on capital spending by our potential customers. Forward looking statements speak only as of the date they are made. Corindus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date. More information is available on Corindus' website at http://www.corindus.com.

For more information, contact:

Media Contact:

Matter for Corindus

Jessica Wolter

978-518-4536

corindus@matternow.com

www.matternow.com

Investor Contact:

Lisa Wilson

In-Site Communications, Inc.

T: 917-543-9932

ir@corindus.com

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2018	2017
Assets
Current Assets:
Cash and cash equivalents	$23,849	$17,458
Accounts receivable	4,599	2,863
Inventories, net	2,508	2,103
Prepaid expenses and other current assets	447	539
Total current assets	31,403	22,963

Property and equipment, net	1,779	1,452
Deposits and other assets	343	151
Total assets	$33,525	24,566

Liabilities, preferred stock and stockholders' (deficit) equity
Current Liabilities:
Accounts payable	$3,591	$2,416
Accrued expenses	3,292	3,637
Customer deposits	—	93
Deferred revenue	662	339
Current portion of capital lease obligation	56	49
Current portion of long-term debt	1,011	—
Total current liabilities	8,612	6,534

Long-term Liabilities:
Deferred revenue, net of current portion	285	342
Long-term capital lease obligation, net of current portion	46	102
Other liabilities	62	73
Long-term debt	10,774	—
Total long-term liabilities	11,167	517
Total liabilities	19,779	7,051

Commitments and Contingencies

Total preferred stock	22,952	—

Total stockholders' (deficit) equity	(9,206)	17,515
Total liabilities, preferred stock and stockholders' (deficit) equity	$33,525	$24,566

CORINDUS VASCULAR ROBOTICS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Revenue	$4,673	$4,190	$10,781	$9,650
Cost of revenue	2,759	2,990	8,673	9,265
Gross profit	1,914	1,200	2,108	385

Operating expenses:
Research and development	2,599	1,971	8,769	9,517
Selling, general and administrative	6,603	7,211	27,300	24,777
Restructuring charge	(3)	—	346	—
Total operating expense	9,199	9,182	36,415	34,294

Operating loss	(7,285)	(7,982)	(34,307)	(33,909)

Other income (expense)
Warrant revaluation	80	—	120	—
Interest, net	(268)	11	(884)	(208)
Other, net	38	—	82	(6)
Total other income (expense), net	(150)	11	(682)	(214)

Net loss	$(7,435)	$(7,971)	$(34,989)	$(34,123)

Accretion of beneficial conversion feature of Series A preferred stock	(30)	—	(5,266)	—
Dividends on preferred stock	(752)	—	(2,388)	—

Net loss attributable to common stockholders	$(8,217)	$(7,971)	$(42,643)	$(34,123)

Net loss per share attributable to common stockholders--basic and diluted	$(0.04)	$(0.04)	$(0.22)	$(0.20)

Weighted-average common shares used in computing net loss per share attributable to common stockholders--basic and diluted	191,468,420	188,560,378	189,619,507	173,925,450

Comprehensive loss:
Net loss	$(7,435)	$(7,971)	$(34,989)	$(34,123)
Comprehensive loss	$(7,435)	$(7,971)	$(34,989)	$(34,123)